Putnam Equity Income Fund
5/31/15 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  24,532
        Class B	  358
        Class C   1,125
	Class M   234

72DD2   Class R   728
        Class R5  631
        Class R6  3,496
        Class Y   11,658



73A1    Class A	  0.151
        Class B	  0.070
        Class C   0.076
	Class M   0.100

73A2    Class R   0.127
        Class R5  0.187
        Class R6  0.196
        Class Y   0.177

74U1    Class A	  167,016
        Class B	  5,112
        Class C   16,146
        Class M	  2,464

74U2    Class R   6,269
        Class R5  5,287
        Class R6  18,714
        Class Y   66,698

74V1    Class A	  21.62
        Class B	  21.36
        Class C   21.37
	Class M   21.35

74V2    Class R   21.45
        Class R5  21.63
        Class R6  21.64
        Class Y   21.63


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.